News Release
For Immediate Release
Contact for Infinity Energy Resources, Inc.:
James W. Dean
VP, Strategic & Corporate Development
(720) 932-7800
www.infinity-res.com
Infinity Reports Record Quarterly Production, Mid-Year Reserve
Data and Continued Progress in Barnett Shale Drilling
Quarterly Production Record With 32% Growth Over the First Quarter of 2006
Eight Horizontal Barnett Shale Wells with Gross Proved Reserves of 1.0 Bcfe to 1.4 Bcfe
Conference Call / Webcast This Morning at 11 a.m. Eastern Time
DENVER, CO — (PR Newswire) — August 10, 2006 — Infinity Energy Resources, Inc. (NASDAQ: IFNY) today provided an operational update, including mid-year reserve data and results of recent drilling and completion activity.
Highlights
•	Record 423 MMcfe of quarterly net production or 4.6 MMcfe per day;

•	32% growth in quarterly production over the first quarter of 2006;

•	Greater than 60% growth in quarterly production from Texas / Barnett Shale formation over the first quarter of 2006;

•	Partial restoration of production at the Wamsutter Arch Pipeline field helped increase Rockies production 10% over the first quarter of 2006;

•	17 net (24 gross) Bcfe of proved reserves and approximately $52 million of PV-10% in mid-year reserve report based on SEC assumptions;

•	Eight horizontal Barnett Shale wells with gross proved reserves of between 1.0 Bcfe and 1.4 Bcfe (1.1 Bcfe average);

•	Last five full-length horizontal Barnett Shale wells had gross peak daily production rates that averaged 1.3 MMcf per day and 1.0 Bcfe of gross proved reserves; and

•	Attractive well economics and rates of return estimated for the Company’s horizontal Barnett Shale wells.

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For Immediate Release
Operational Update
Exploration and Production
Exploration and production operations produced approximately 423 million cubic feet of natural gas equivalents (“MMcfe”) (4.6 MMcfe per day) and 742 MMcfe (4.1 MMcfe per day) during the three and six months ended June 30, 2006, respectively, increases of 26% and 23% from the 336 MMcfe (3.7 MMcfe per day) and 603 MMcfe (3.3 MMcfe per day) produced in the prior year periods, respectively. Production was 32% higher during the second quarter of 2006 as compared to the 320 MMcfe (3.6 MMcfe per day) of production during the first quarter of 2006.
Production in Texas in the second quarter of 2006 increased by more than 60% from the first quarter of 2006 and approximately 200% from the fourth quarter of 2005. Only a small number of wells accounted for the significant production increase in Texas during the second quarter. Wells drilled, or to be drilled, and not yet completed are expected to contribute to production increases during the fourth quarter of 2006.
Production in the Rockies in the second quarter of 2006 increased by approximately 10% from the first quarter of 2006. The production increase in the Rockies was due to the partial restoration of production at the Wamsutter Arch Pipeline Field in May 2006 after repeated third-party midstream operational problems in the first and second quarters of 2006, together with steady production of oil in Colorado.
The Company expects growing volumes of production in Texas during the fourth quarter of 2006, as drilling and completion activity resumes and expects steady to slightly-declining production in Colorado and Wyoming due to natural declines in production for existing wells. The increases in Texas are expected to more than offset the natural declines in production or any unanticipated operational issues in Colorado and Wyoming.
Drilling Rig Update
The Company expects that its contracted drilling rig will return to operations for the Company during October 2006 to resume the drilling program for Infinity in Erath County, which is expected to yield approximately six additional horizontal wells by year end. As previously announced, the Company continues to review its options to add a second rig in late 2006 or early 2007 for horizontal drilling in Erath County, depending upon market conditions including natural gas prices and the availability of drilling rigs, and subject to the availability of capital on attractive terms.
Reserve Report Data
The Company’s independent reserve engineering firm, Netherland Sewell & Associates, Inc. (“NSAI”) estimated proved reserves utilizing Securities and Exchange Commission (“SEC”) assumptions. The SEC present value (discounted at 10%) of estimated future net revenue before income taxes, which assumes constant pricing — other than giving consideration to cash

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flow hedges — for oil and gas of $74.62 per barrel and $8.37 per Mcf, respectively, and constant costs, (“PV-10”), was $52.4 million based on August 2, 2006 prices. The difference between this value and the carrying value for proved oil and gas properties resulted in a non-cash ceiling write-down during the second quarter of 2006 of $2.5 million.
The Company believes that significant value for its E&P operations exists above and beyond this proved reserve value due to the value of its gathering system and the likely enhanced valued of its undeveloped acreage due to its achieving proved results on a portion of its acreage, especially Barnett Shale acreage in Texas, and the existence of 3-D seismic data.
Oil and gas reserves were estimated to be 16.7 net (24.0 gross) billion cubic feet of natural gas equivalent (“Bcfe”) at June 30, 2006, based on oil and gas prices at August 2, 2006. The proved developed component of reserves was approximately 11.3 net (15.8 gross) Bcfe, or 68% of proved reserves. The proved undeveloped reserve component was 5.4 net (8.2 gross) Bcfe, or 32% of proved reserves.
The Company believes that the methodology employed by NSAI in the reserve reports was conservative with respect to estimates for proved undeveloped reserve locations in Texas. The Company believes that the best explanations for the conservatism of NSAI are: (i) the lack of positive industry data available in the immediate vicinity from the efforts of other operators to date; (ii) the sub-par results of some of the Company’s earlier wells, prior to 3-D seismic and micro-seismic, being averaged into the estimates of proved undeveloped reserves; and (iii) typical conservatism in estimating proved reserves in the early stages of exploration and development by a highly respected independent reserve engineering firm, such as NSAI.
Overall, the Company had 44 gross proved wells, including 33 proved developed and 11 proved undeveloped locations: Texas (22 proved locations), Wyoming (17 proved locations) and Colorado (five proved locations). Moreover, the Company had eight gross wells in Texas and one gross well in Colorado with gross proved reserves of approximately 1 Bcfe or greater. The eight wells in Texas had a range of gross proved reserves of 1.0 Bcfe to 1.4 Bcfe (average of 1.1 Bcfe) and the well in Colorado had gross proved reserves of approximately 730,000 barrels of oil (or 4.5 Bcfe).
Implications for Infinity’s Texas E&P Operations
The Company believes that most of its future horizontal Barnett Shale wells in Texas, with full-length laterals and now with the benefit of both 3-D seismic and micro-seismic, will achieve gross proved reserves of 1.0 Bcfe to 2.0 Bcfe. These reserve expectations are in line with the Company’s actual experience with recent wells and stated goals of 1.0 Bcfe to 2.0 Bcfe of gross reserves per well.
The all-in capital expenditures for full-length lateral horizontal Barnett Shale wells are estimated to average between $1.7 million and $1.9 million and include the costs to acquire land, drill, complete and hook-up wells to the Company’s gathering system. As a result the Company expects its finding and development (“F&D”) costs to range between approximately

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$1.00 per Mcfe and approximately $2.00 per Mcfe for a typical horizontal Barnett Shale well, based in large part upon a type decline curve developed by NSAI.
The Company also expects its operating expenses (“OPEX”) to range between approximately $1.10 per Mcfe to approximately $2.10 per Mcfe over the life of a typical horizontal Barnett Shale well (lesser in earlier years and greater in later years), again based in large part upon a type decline curve developed by NSAI.
Therefore, the Company believes its full-cycle economic costs (F&D costs plus OPEX costs) will range between $2.10 per Mcfe and $4.10 per Mcfe for a typical horizontal Barnett Shale well, with a midpoint of $3.10 per Mcfe, which is representative of the Company’s expected full-cycle economic costs prior to running sensitivities. The pretax internal rate of return over the life of a typical horizontal Barnett Shale well, using a monthly discounting convention, ranges between approximately 18% and 147%, with a mid-point of 62% which is representative of the Company’s expected rate of return prior to running sensitivities, dependent upon the well’s assumed gross reserves (which we have varied between 1.0 Bcfe and 2.0 Bcfe), assumed capital costs (which we have varied between $1.7 million and $1.9 million) and assumed price deck consisting of the NYMEX strip price by month for four years (as of the close of August 2, 2006) and a flat $7 per MMBTU price thereafter, adjusted for basis differentials, transportation costs and quality.
The Company believes that its information sharing with other, larger operators in the vicinity, which to date has mostly consisted of the Company sharing its drilling, completion, seismic and micro-seismic information with the other entities, will likely provide the Company with information and potential improvements in drilling, completing and producing wells which could further benefit the results of future wells in terms of production rates and ultimate recoveries.
Furthermore and as a result of the above analyses, the Company believes that even the recent low gas prices, which have recovered somewhat and are expected to go even higher in the near future depending upon weather and other supply and demand issues, were more than sufficient to economically drill and complete its horizontal Barnett Shale wells.
Upside Potential in Erath and Hamilton Counties
In addition to the 16 horizontal Barnett Shale wells drilled to date in Erath County by the Company, the Company currently has permitted and staked 30 additional wells, both proved undeveloped and probable locations, in the northern portion of its Erath County acreage, likely to be drilled by the end of 2007. Including its southern acreage in Erath and Hamilton Counties, for which the recently completed 3-D seismic survey data is being processed, the Company continues to estimate that it will have in excess of 200 horizontal well locations in the vicinity assuming 100-acre spacing.

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Recent Drilling and Completion Activity
Barnett Shale, Erath County — As previously disclosed, the Company drilled ten horizontal Barnett Shale wells in Erath County, Texas during the first half of 2006. The initial results of the first six horizontal wells were previously disclosed in a series of announcements during the first half of 2006.
The last five, full-length horizontal Barnett Shale wells, which all had the benefit of micro-seismic and 3-D seismic, had the following results:

		Peak Gross	First 30 Days
		Daily Production	Gross Daily	Gross Proved
	First	Rate	Production Rate	Reserves at 6/30/06
Well Name	Sales Date	(Mcf/d)	(Mcf/d)	(Bcfe)**

Horton #2-H	3/22/06	1,300	800	1.3
Boucher #1-H	4/12/06	1,700	1,100	1.1
Bonnie-Dee #1-H	5/15/06	1,100	600	0.7
Pack #1-H	5/30/06	700	400	0.7
Crumley-Boucher #1-H	7/17/06	1,700	1,300 *	1.4

Averages		1,300	800	1.0

*	Reflects the first 24 days of production.

**	The Company’s working interest was 90% (71.9% net revenue interest) in the first three horizontal Barnett Shale wells in Erath County and the working interest averaged approximately 100% (78.7% net revenue interest) in all horizontal Barnett Shale wells in Erath County since then.
Since the inception of drilling, out of ten full-length horizontal Barnett Shale wells (excluding the micro-seismic test well and the first two wells drilled without the benefit of 3-D seismic data), the Company has had seven full-length horizontal Barnett Shale wells with gross peak daily production rates ranging between 1.0 MMcf per day and 1.8 MMcf per day (1.4 MMcf per day average).
Barnett Shale, Comanche County — As previously announced, the Company also drilled three vertical wells targeting the Barnett Shale in Comanche County, Texas and completed two of the wells (with the third well waiting on completion). The two completed wells are producing small amounts of natural gas, relative to the larger Erath County horizontal wells, and received a small amount of proved reserve credit in the mid-year reserve report. The Company is encouraged by the initial results of these wells, the results of which are expected to be a fraction of the results of horizontal wells in Erath County and the costs of which are also expected to be a fraction of the cost of horizontal wells in Erath County. The Company anticipates additional exploratory drilling in Comanche County over the next twelve months, including horizontal drilling targeting the Barnett Shale formation and vertical drilling targeting both the Barnett Shale and Marble Falls formations.
Fractured Niobrara, Routt County — The Company has attempted a completion of the second horizontal well drilled in late 2005 in the Sand Wash Basin of Routt County, Colorado, targeting

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the fractured Niobrara Shale formation. Under-balanced, or nitrogen-assisted, drilling did not encounter sufficient naturally occurring fractures, so the Company has attempted to complete the well with more standard fracturing techniques utilizing crude oil from the first producing well as a frac fluid in an attempt to create fractured passageways to the expected oil reservoir. The well is continuing to flow back the oil used in the fracturing process and is producing small amounts of natural gas.
The Company continues to accumulate data and conduct technical analyses of its roughly 50,000 gross (47,000 net) acres in Routt County in an effort to improve geologic understanding of and to determine specific locations and quantities of future drilling locations, above and beyond the proved undeveloped locations. The Company continues to expect to resume drilling at this prospect during the second or third quarters of 2007.
Comparative Progress in Texas E&P Operations
While the expected production and reserve figures of the Company’s horizontal Barnett Shale wells in Erath County are not as high as the core areas of the Barnett Shale play, where wells can produce several million cubic feet of natural gas per day initially and can have several Bcfe of reserves, the Company believes its rates of return are very good and comparable to many wells in those core areas. This is due to low land costs and reduced time, and therefore costs, to drill and complete wells in Erath County relative to these other more prolific areas where the cost to acquire well locations alone has exceeded $20,000 per net acre (or $1 million to $2 million per well location, assuming 50-acre and 100-acre spacing, respectively) and the cost to drill and complete and hook up wells is approximately $2 million to $3 million.
This all-in cost of $3 million to $5 million and 2 to 3 months to drill and complete wells in the core areas of the Barnett Shale play are much higher and longer than the $1.7 million to $1.9 million and 6 to 8 weeks to drill and complete wells for the Company in Erath County. Furthermore, the Company believes its production and reserve results, along with rates of return, are already comparable or even favorable to those achieved in shale plays in other basins throughout the United States which are also not as prolific as the core areas of the Barnett Shale play.
The presence of condensate and liquids in Erath County and the high BTU (British Thermal Unit) or energy content of the Company’s gas, given the high price of crude oil and other liquids, together with use of the Company’s own gathering facilities and favorable contract and available capacity to transport and process its gas, make the Company’s gas more valuable per Mcf than the comparatively dry gas of the core areas of the Barnett Shale. This translates into better pricing and smaller differentials for the Company which has averaged approximately $0.50 per MMBtu off of Henry Hub (the benchmark location for NYMEX gas futures pricing) over the past several months.

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Management’s Comments
James A. Tuell, Infinity’s President and Chief Executive Officer, said: “We are happy to report record production for Infinity during the second quarter of 2006 and what we believe is an outstanding progress report for our exploration and production operations, which are primarily focused on the Barnett Shale play in Texas. We believe that this report should convince our investors that our recent decisions to evaluate the potential sale of our oilfield services division and to explore strategic alternatives with respect to our Nicaraguan concessions were based in large part upon the strong progress and a very promising outlook for the Company’s domestic exploration and production operations.”
Tuell continued: “With respect to our Barnett Shale operations, we believe the Company has achieved success in terms of initial production rates and reserves on recent wells and most, but not all, of our wells drilled and completed to date. We believe the wells that were less successful or unsuccessful were affected by factors that are largely understood now by the Company and therefore less likely to occur in future wells. We believe that while the likelihood of future marginal wells or failed wells has diminished greatly, the possibility of wells that continue to improve remains a distinct reality not only for the Company, but for other operators in the basin and in our vicinity, a number of which we exchange information with and will therefore learn from.”
Tuell added: “With respect to our Sand Wash Basin fractured Niobrara operations, we remain very excited about identifying and drilling and completing wells in 2007 and beyond, employing the enhanced technical data we are assembling in 2006 and beyond. The first well we drilled and completed has produced nearly 100,000 gross barrels of oil thus far, without decline, and NSAI has estimated that it will produce 700,000 more gross barrels of oil. Therefore, even a modest number of additional similar locations could produce significant value for our shareholders.”
Tuell concluded: “During the third quarter of 2006, we expect production comparable to the second quarter, due to a suspension of drilling in Texas late in the second quarter and natural declines in production, offset by contributions from new wells in Texas bought on line during the second quarter. Furthermore, due to the planned resumption of drilling during the fourth quarter and contributions from new wells to be completed during the fourth quarter in Texas, we expect to continue to set new records for production in the fourth quarter and ensuing periods.”
Webcast / Conference Call Reminder
The Company will host a conference call this morning, Thursday, August 10, 2006, at 11:00 a.m. Eastern time, to discuss its second quarter results and operational update. The dial-in number for the call is 800-374-0113 (international participants should dial 706-758-9607). Parties interested in participating in the conference call should dial in approximately ten minutes prior to the start time. The call will also be broadcast live and can be accessed via the

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Internet at http://www.b2i.us/external.asp?b=1253&id=306&from=wc&L=e or can be accessed at the Company’s website, www.infinity-res.com.
A replay of the conference call will be available approximately two hours after the completion of the call until August 24, 2006, by dialing 800-642-1687 (international callers should dial 706-645-9291) and entering the conference call pass code (3617499). The call will also be archived at http://www.b2i.us/external.asp?b=1253&id=306&from=wc&L=e or at the Company’s website, www.infinity-res.com.
About Infinity Energy Resources, Inc.
Infinity Energy Resources, Inc., through its wholly-owned subsidiaries Infinity Oil and Gas of Texas, Inc. and Infinity Oil & Gas of Wyoming, Inc., is an independent energy company engaged in the exploration, development and production of natural gas and oil and the operation and acquisition of natural gas and oil properties. The operations of Infinity Oil and Gas of Texas are focused on its drilling program in the Fort Worth Basin of Texas. The operations of Infinity Oil & Gas of Wyoming are focused on the Wamsutter Arch Pipeline Field in southwest Wyoming and the Sand Wash Basin in northwest Colorado. The Company provides oilfield services through its wholly-owned subsidiary, Consolidated Oil Well Services, Inc., with operations principally focused in the Mid-Continent region and the Powder River and Big Horn Basins in northern Wyoming. The Company also has a 1.4 million acre oil and gas concession offshore Nicaragua in the Caribbean Sea. The Company’s common stock is listed on the NASDAQ National Market under the symbol “IFNY.”
Forward-looking Statements
This press release includes statements that may constitute “forward-looking” statements, usually containing the words “believe,” “estimate,” “project,” “expect,” “plan,” “should” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Forward-looking statements in this press release include estimates of volumes and values of proved reserves, estimated well economics and rates of return for the horizontal Barnett Shale wells — including expected per well reserves, capital costs and operating costs — and belief the Company’s wells compare to the core areas of the Barnett Shale play and compare well to other shale plays, expected production increases and record production levels during the fourth quarter of 2006, expected timing of and anticipated number of wells to be drilled by the end of 2006 with the return of the contracted drilling rig, expectations of timing of a possible second drilling rig, belief that significant value for E&P operations exists above and beyond estimated proved reserve value, expected benefit from information sharing with other operators, expected number of wells that could be drilled by the end of 2007 and in the future in Erath and Hamilton Counties, expected relative reserves and capital costs of Comanche County wells, anticipated mix of drilling methodologies for future wells in Comanche County, expected resumption of drilling in Routt County in 2007, belief that the Company has succeeded thus far with its results in Texas and that success provides the basis for potentially

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divesting or exploring alternatives for its oilfield services and Nicaraguan operations, belief that operational issues have become understood by the Company and that further benefits will likely benefit the Company and other operators in the Barnett Shale play. Factors that could cause or contribute to such differences include, but are not limited to, operating risks, delays and problems, political and regulatory risks, the availability of drilling rigs and services on acceptable terms, the results of drilling and completions, decreases in the prices of oil and gas, an increase in competition for oilfield services, a decrease in demand for oilfield services, unexpected negative geological variances, increases in interest rates, liquidity and capital requirements, the unavailability of capital on acceptable terms, and other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in the Company’s periodic reports filed with the Securities and Exchange Commission.
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